EXHIBIT 3.40

CERTIFICATE OF FORMATION
OF
RTM OPERATING COMPANY, LLC

FIRST:	The name of the limited liability company is:

“RTM Operating Company, LLC”.

SECOND:

The registered agent of the limited liability company is Corporation Service Company, and the registered office required to be maintained pursuant to Section 18-104 of the Delaware Limited Liability Company Act is: 2711 Centerville Road, Suite 400, Wilmington, DE 19808.

                                 IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of RTM Operating Company, LLC this 18th day of December 2007.

/s/ Robert Q. Jones, Jr.

Robert Q. Jones, Jr.
Authorized Person